Exhibit 99.1

SUITE 500, 122–1ST AVENUE SOUTH, SASKATOON, SASKATCHEWAN CANADA S7K 7G3 PHONE (306) 933-8500 FAX (306) 933-8844

For Immediate Release July 24, 2003 Listed: TSX, NYSE	Symbol: POT

PotashCorp More than Doubles
Second-Quarter Net Income

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported second-quarter net income of $29.9 million or diluted earnings per share of $0.57, more than double the $11.9 million or $0.23 per share earned in the same period last year. Volumes were up in all three nutrients, but the main contributors to better earnings were higher nitrogen prices and the gas hedge realization.

The strengthening Canadian dollar, relative to the U.S. dollar, negatively affected earnings in both the second quarter and the first half of 2003. There was a quarterly foreign exchange translation loss of $0.26 per share, which was primarily non-cash. Additionally, foreign exchange affected the Canadian cash costs of potash production, freight and administration. This reduced earnings by another $0.10 per share during the quarter. Based on the December 31, 2002 exchange rate of 1.5796, the stronger Canadian dollar has reduced earnings by $0.58 per share on a year-to-date basis.

Second-quarter cash flow remained strong as the foreign exchange loss, which was mostly non-cash, was accompanied by higher earnings. Free cash flow1 of $85.6 million was up quarter-over-quarter due to higher depreciation, lower capital spending and higher future income taxes. Cash provided by operating activities at $67.0 million was down from second-quarter 2002 due to higher receivables from large June sales volumes and higher nitrogen inventory.

Market Conditions
While the Company’s potash, phosphate and nitrogen sales volumes were all better than last year’s same quarter, lower-than-expected corn and wheat plantings in North America took away most of the potential spring season upside. As expected, the higher production costs in all three nutrients experienced in the first quarter continued in the second quarter, but potash and phosphate prices did not rise enough to offset these increased costs. Even nitrogen prices, which were up substantially, at times were below the higher gas-driven North American production cost.

“When we entered 2003 we expected to double our 2002 earnings and increase our cash flow by 50 percent,” said Bill Doyle, President and CEO. “On a business basis, the year is reasonably on target with original expectations. The Canadian dollar has negatively affected earnings but, as that is mainly non-cash, we are still expecting cash flow to be close to our original guidance. Some of the short-term market gyrations during the second quarter were frustrating as they hindered our potential for increased earnings, but we remain confident about the outlook for our industry and the value of our business model.”

Potash Operations
Strong second-quarter potash volumes (up 10 percent) followed on the heels of healthy first-quarter volumes. PotashCorp ended the first half of 2003 with volumes up 11 percent over last year’s first half.

1

In the offshore market Brazil continued to be a big customer, with PotashCorp’s volumes to that country up 54 percent in the first half of 2003. Brazil could take record volumes this year. In the domestic market, a recovery of some market share along with a large June fill in advance of scheduled price increases raised second-quarter volumes.

Second-quarter prices in North America were up slightly from last year’s same quarter and up significantly from this year’s first quarter (higher by $5.74 per tonne or 8 percent). In the offshore market, increased prices were more than offset by higher ocean freight rates, resulting in lower returns to the Company.

The main factor in the reduced potash gross margin in this year’s second quarter was increased costs. On a per-tonne basis, approximately half of the higher cost was the result of the stronger Canadian dollar. The remainder was due mostly to higher natural gas costs and a greater percentage of volumes sourced from the higher-cost New Brunswick facility.

Phosphate Operations
Volumes and prices were up in all phosphate products except feed, where both indicators were down. The feed business continued to be under pressure, with increased competition and soft demand. In addition, PotashCorp’s costs per tonne were up as it reduced production in response to lower sales volumes and worked to reduce inventories to more sustainable levels.

Industrial volumes were up as the expansion of the purified acid plant that was completed in the first quarter of 2003 provided more of these high-margin tonnes.

In fertilizer phosphates, more solid tonnes were sold reflecting the restart of the White Springs DAP plant which was shut down most of 2002. More than three quarters of these additional tonnes were sold domestically as PhosChem has yet to complete a new contract with customers in China, its largest market. PotashCorp is the largest supplier of liquid phosphate fertilizer in the U.S. with 80 percent of its second-quarter liquid sales focused there.

The gains in improved phosphate rock costs that began in the first quarter of 2003 were firmly established in the second quarter. On a per tonne basis, quarter-over-quarter rock costs were reduced by over $6.00 but were more than offset by higher costs for ammonia and sulfur (up 56 and 61 percent respectively).

Nitrogen Operations
During the second quarter of 2003, PotashCorp sold more nitrogen tonnes when compared to the same quarter of 2002. Additional sales volume was provided by purchased product tonnes that were nearly double those during the same period last year. At the beginning of June, the Company indefinitely shut down its Memphis plant as well as the production of ammonia and UAN at its Geismar plant due to poor margins resulting from high natural gas costs.

Ammonia prices tend to follow gas prices as North American producers shut down capacity when gas prices rise, tightening supply and demand. This increased the margin for ammonia made offshore with less expensive gas. During the quarter, 40 percent of the Company’s gross margin in nitrogen came from its Trinidad production with the bulk of the remainder coming from the liquidated gas hedge contracts.

Between the U.S. and Trinidad, the Company’s average natural gas price during the quarter was up 55 percent from the same quarter last year. Gas prices were higher for a longer period than anticipated when entering the second quarter. In fact, at June 30 gas prices were 80 percent higher than one year earlier. These higher costs dissipated some of the value of the previously liquidated hedge as customer commitments were satisfied.

Financial
The Canadian dollar exchange rate compared to the U.S. dollar started the year at 1.5796, ended the first quarter at 1.4693 and ended the second quarter at 1.3553. This strengthening of the Canadian dollar impacts the Company’s financials in two ways: on its foreign exchange gain or loss line arising from currency conversion and on its Canadian dollar operating costs. The conversion is mostly future income tax liabilities on the balance sheet at month end. In the first quarter, this reduced the Company’s earnings by $0.19 per share. During the second quarter, it reduced the earnings by $0.26 per share.

2

The U.S. dollar equivalent of the Canadian dollar expenditures increase as the Canadian dollar strengthens. They include potash production, freight and administration, which are calculated by using an average exchange rate. The stronger dollar increased the equivalent U.S. costs by $10.9 million since the beginning of the year, which reduced earnings by $0.03 per share in the first quarter and $0.10 per share in the second quarter.

During the quarter, other income was up as the Company received dividends of $2.4 million from its investment in Israel Chemicals Ltd. In addition, nitrogen insurance proceeds of $2.0 million were received. Provincial mining and other taxes were down by 34 percent, on a per-tonne basis, due to lower profits and an over-accrual in the first quarter.

Outlook
World corn prices have recently fallen as China has been exporting corn and U.S. futures markets have factored in a bumper crop. Nonetheless, world grain inventories remain low and global consumption is expected to outstrip production for the fifth consecutive year. In each of the last four years, China’s grain production has not met its consumption requirements, so with its newly reduced inventories it could easily change from being an exporter to a net importer. This could rapidly escalate grain prices. Another driving factor would be production problems anywhere in the world, which would compound the already tight grain inventory situation.

Regardless of the current low grain prices, fertilizer prices have stabilized as North American potash, DAP and urea inventories remain below their five-year average. Good second-half offshore sales volumes in potash should continue to support pricing. Similarly, a new China DAP contract and a continuation of existing industry operating rates should aid DAP pricing. In addition, the high percentage of shut-down ammonia capacity in the U.S. (around 45 percent) should keep supply and demand tight and prices firm in that nutrient.

The Company’s higher DAP production and industrial acid capacity should continue to provide increased volume on a year-over-year basis. Continued competition in feed is expected to keep that business under pressure. All phosphate products are expected to benefit from the lower rock costs already achieved and from projected lower sulfur costs.

The 2003 gas futures contracts that were liquidated during the first quarter will continue to provide earnings to the nitrogen business but to a lesser extent as fewer contracts had been in place for the second half of 2003. As of June 30, 2003, PotashCorp was 81 percent hedged at $3.27 per MMBtu for August through December of 2003 subject to collared profits.

The Canadian dollar exchange rate will continue to affect the Company’s earnings. PotashCorp expects the Canadian dollar to weaken during the third quarter to 1.4000 and then remain essentially flat for the remainder of the year. If this occurs, the full year effect of the strengthening Canadian dollar would then be $0.61 per share, of which almost 60 percent is currency translation loss. The Company believes it can earn in the range of $1.50 per share this year with $0.25 to $0.35 in the third quarter.

These 2003 earnings would provide annual cash flow prior to working capital changes1 of approximately $400 million (within 7 percent of initial guidance) and cash provided by operating activities of approximately $385 million. Capital expenditures, which have also been affected by the strengthening Canadian dollar, should be approximately $160 million for the year. Outstanding shares are expected to be 52.3 million.

Conclusion
PotashCorp was recently notified by the University of Toronto’s Rotman School of Management that it had received the highest possible board effectiveness rating of AAA+ in a recent corporate governance study. The study included all companies publicly traded on the Toronto Stock Exchange and examined 151 different variables. PotashCorp was the only company to receive the AAA+ rating.

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Doyle concluded by saying, “We are very pleased with this rating, as it acknowledges our board’s commitment to effective corporate governance. It is just one of the many areas where we aspire to be a best practices company. Another is in our strategies, which are designed to deliver success for our company and our shareholders over the long term.

“Our operating strategies build on our advantages in each nutrient, while our business strategy focuses on using our healthy cash flow to leverage our existing strengths. One of these opportunities was presented to us when we were named the preferred bidder on the 26 percent of Arab Potash Company earlier this month. The negotiations are set to begin in the near future and although we cannot predict the outcome, we do believe it would provide logistical synergies for our potash business.”

Notes
The Company’s accounting policies are in accordance with accounting principles generally accepted in Canada. All amounts are expressed in US dollars.

[1]	See reconciliations and discussions in the attached Selected Operating and Revenue Data section.

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, fourth largest in phosphate and third largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.

This release contains forward-looking statements, which involve risks and uncertainties, including those referred to in the Company’s annual report to shareholders for 2002 and in filings with the U.S. Securities and Exchange Commission. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, fluctuation in supply and demand in fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes.

For further information please contact: Betty-Ann Heggie Senior Vice President, Corporate Relations
Phone:	(306) 933-8521
Fax:	(306) 933-8844
E-mail:	corporate.relations@potashcorp.com
Web site:	www.potashcorp.com

Potash Corporation of Saskatchewan Inc. will host a conference call on Thursday, July 24, 2003 at 1:00 p.m. Eastern (Daylight Savings) Time. To join the call, dial (416) 641-6710 or (212) 896-6111 at least 10 minutes prior to the start time. Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode. This news release is also available at this same website.

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Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Financial Position
(in millions of US dollars)

	June 30,	December 31,
	2003	2002

	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$63.5	$24.5
Accounts receivable	300.9	267.8
Inventories	542.2	499.3
Prepaid expenses	39.3	40.4

	945.9	832.0

Property, plant and equipment	3,217.0	3,269.9
Goodwill	97.0	97.0
Other assets	491.1	486.7

	$4,751.0	$4,685.6

Liabilities
Current Liabilities
Short-term debt	$231.4	$473.0
Accounts payable and accrued charges	338.8	347.0
Current portion of long-term debt	3.4	3.4

	573.6	823.4

Long-term debt	1,269.4	1,019.9
Future income tax liability	516.0	468.9
Accrued post-retirement/post-employment benefits	204.5	195.4
Accrued reclamation costs	81.1	80.0
Other non-current liabilities and deferred credits	5.9	5.5

	2,650.5	2,593.1

Shareholders’ Equity
Share Capital	1,187.9	1,186.9
Unlimited authorization of common shares without par value; issued and outstanding 52,103,585 and 52,077,648 at June 30, 2003 and December 31, 2002, respectively
Contributed Surplus	264.2	264.2
Retained Earnings	648.4	641.4

	2,100.5	2,092.5

	$4,751.0	$4,685.6

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Income and Retained Earnings
(in millions of US dollars except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2003	2002	2003	2002

Net sales	$657.0	$492.7	$1,231.4	$957.3
Cost of goods sold	534.7	404.0	1,028.0	788.9

Gross Margin	122.3	88.7	203.4	168.4

Selling and administrative	23.9	24.0	47.6	46.8
Provincial mining and other taxes	14.8	20.3	32.9	40.0
Provision for plant closure	—	—	2.2	—
Foreign exchange loss	22.4	11.4	39.3	10.9
Other income	(11.9)	(5.6)	(16.4)	(8.8)

	49.2	50.1	105.6	88.9

Operating Income	73.1	38.6	97.8	79.5
Interest Expense	23.2	20.0	42.6	41.0

Income Before Income Taxes	49.9	18.6	55.2	38.5
Income Taxes (Note 3)	20.0	6.7	22.1	13.8

Net Income	$29.9	$11.9	33.1	24.7

Retained Earnings, Beginning of Period			641.4	639.8
Dividends			(26.1)	(26.1)

Retained Earnings, End of Period			$648.4	$638.4

Net Income Per Share (Note 4)
Basic	$0.57	$0.23	$0.64	$0.47
Diluted	$0.57	$0.23	$0.63	$0.47

Dividends Per Share	$0.25	$0.25	$0.50	$0.50

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2003	2002	2003	2002

Operating Activities
Net income	$29.9	$11.9	$33.1	$24.7
Items not affecting cash
Depreciation and amortization	60.0	57.7	119.0	111.0
Loss on disposal of property, plant and equipment	0.2	0.2	0.3	0.3
Foreign exchange on future income tax	13.2	7.4	25.1	7.3
Share of earnings of equity investees	(2.6)	—	(4.9)	—
Provision for future income tax	20.0	(2.4)	22.1	(0.9)
Provision for post-retirement/post-employment benefits	(1.7)	4.1	9.1	9.9

	119.0	78.9	203.8	152.3
Changes in non-cash operating working capital
Accounts receivable	14.8	32.3	(35.5)	8.7
Inventories	(24.0)	(1.5)	(51.9)	5.4
Prepaid expenses	7.2	5.4	1.2	(2.8)
Accounts payable and accrued charges	(49.5)	(13.8)	5.2	6.8
Current income taxes	(1.7)	7.5	(13.4)	8.5
Accrued reclamation costs	0.8	(0.2)	1.1	(1.6)
Other non-current liabilities and deferred credits	0.4	0.7	0.5	0.1

Cash provided by operating activities	67.0	109.3	111.0	177.4

Investing Activities
Additions to property, plant and equipment	(30.9)	(63.4)	(47.9)	(93.5)
Investment in Sociedad Quimica y Minera de Chile S.A. (“SQM”)	—	(23.2)	—	(23.2)
Dividends received from equity investees	4.0	—	4.0	—
Additions to other assets	(2.5)	(6.2)	(10.8)	(15.7)

Cash used in investing activities	(29.4)	(92.8)	(54.7)	(132.4)

Cash before financing activities	37.6	16.5	56.3	45.0

Financing Activities
Proceeds from long-term obligations	—	0.3	250.0	10.3
Repayment of long-term obligations	(0.3)	(0.6)	(0.5)	(0.6)
Repayment of short-term obligations	(32.9)	(64.0)	(241.6)	(44.6)
Dividends	(13.0)	(13.1)	(26.1)	(26.1)
Issuance of shares	0.4	2.6	0.9	3.2

Cash used in financing activities	(45.8)	(74.8)	(17.3)	(57.8)

(Decrease) Increase in Cash and Cash Equivalents	(8.2)	(58.3)	39.0	(12.8)
Cash and Cash Equivalents, Beginning of Period	71.7	90.8	24.5	45.3

Cash and Cash Equivalents, End of Period	$63.5	$32.5	$63.5	$32.5

Supplemental cash flow disclosure
Interest paid	$38.0	$39.8	$39.4	$42.0
Income taxes paid	$4.2	$3.1	$20.1	$8.8

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except per share amounts)
(unaudited)

1.	Significant Accounting Policies

The Company’s accounting policies are in accordance with accounting principles generally accepted in Canada. The accounting policies used in preparing these interim consolidated financial statements are consistent with those used in the preparation of the annual consolidated financial statements, except as disclosed in Note 2.

The consolidated financial statements include the accounts of Potash Corporation of Saskatchewan Inc. and its subsidiaries.

These interim consolidated financial statements do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the most recent annual consolidated financial statements. In management’s opinion, the unaudited financial information includes all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2.	Change in Accounting Policy

Effective January 1, 2003 the Company changed the method of determining cost for substantially all finished product inventories from the first in, first out method to the average cost method. This change was made to more closely align product movement with product costing. This change in accounting policy has no significant effect on the Company’s results of operations or financial position for any of the periods presented.

3.	Income Taxes

The Company’s effective consolidated income tax rate for the current period approximates 40 percent. In the second quarter of 2002, this rate approximated 36 percent.

4.	Net Income per Share

Basic net income per share for the year-to-date is calculated on the weighted average shares issued and outstanding for the six months ended June 30, 2003 of 52,094,000 (2002 - 51,989,000). Second quarter basic net income per share is calculated on the weighted average shares issued and outstanding for the three months ended June 30, 2003 of 52,100,000 (2002 - 52,018,000). Diluted net income per share is calculated based on the weighted average shares issued and outstanding during the period, adjusted by the total of the additional common shares that would have been issued assuming exercise of all share options with exercise prices at or below the average market price for the period. Weighted average shares outstanding for the diluted net income per share calculation for the six months ended June 30, 2003 were 52,331,000 (2002 - 52,304,000). The number of shares for the second quarter diluted net income per share calculation were 52,337,000 (2002 - 52,391,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except per share amounts)
(unaudited)

5.	Segment Information

The Company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment net sales are made under terms which approximate market prices.

	Three Months Ended June 30, 2003

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$181.1	$189.7	$286.2	$—	$657.0
Inter-segment sales	1.2	2.8	17.2	—	—
Gross Margin	60.7	(1.0)	62.6	—	122.3
Depreciation and amortization	15.6	19.6	22.9	1.9	60.0

	Three Months Ended June 30, 2002

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$164.9	$148.7	$179.1	$—	$492.7
Inter-segment sales	1.8	1.8	6.9	—	—
Gross Margin	70.5	13.4	4.8	—	88.7
Depreciation and amortization	14.9	18.6	22.0	2.2	57.7

	Six Months Ended June 30, 2003

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$341.7	$358.1	$531.6	$—	$1,231.4
Inter-segment sales	3.6	5.5	28.8	—	—
Gross Margin	110.1	0.9	92.4	—	203.4
Depreciation and amortization	30.9	38.2	46.1	3.8	119.0

	Six Months Ended June 30, 2002

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$308.6	$304.4	$344.3	$—	$957.3
Inter-segment sales	4.3	3.9	11.6	—	—
Gross Margin	128.4	35.7	4.3	—	168.4
Depreciation and amortization	26.4	36.9	43.7	4.0	111.0

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except per share amounts)
(unaudited)

6.	Pro Forma Stock Compensation Expense

The Company has two stock-based compensation plans for which fair value accounting is not required. No compensation expense has been recognized with respect to these plans as the exercise price is the quoted market closing price of the Company’s common shares on the last trading day immediately preceding the date of the grant. Had compensation expense for the Company’s plans been determined based on the fair value at the grant dates for awards under the plans, the Company’s net income and net income per share would have been reduced to the pro forma amounts indicated below:

	Three Months Ended		Six Months Ended
	June 30		June 30

	2003	2002	2003	2002

Net Income — as reported	$29.9	$11.9	$33.1	$24.7
Stock compensation	(3.7)	(3.6)	(7.4)	(7.2)

Net Income — pro forma	$26.2	$8.3	$25.7	$17.5

Basic Net Income Per Share — as reported	$0.57	$0.23	$0.64	$0.47
Basic Net Income Per Share — pro forma	$0.50	$0.16	$0.49	$0.34
Diluted Net Income Per Share — as reported	$0.57	$0.23	$0.63	$0.47
Diluted Net Income Per Share — pro forma	$0.50	$0.16	$0.49	$0.33

In calculating the foregoing pro forma amounts, the fair value of each option grant was estimated as of the date of grant using the Modified Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2001

Expected dividend	$1.00	$1.00
Expected volatility	32%	32%
Risk-free interest rate	4.13%	4.54%
Expected life of options	8 years	8 years
Expected forfeitures	10%	10%

7.	Comparative Figures

Certain of the prior period’s figures have been reclassified to conform with the current period’s presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2003	2002	2003	2002

Potash Operating Data
Production (KCl Tonnes — thousands)	2,052	2,040	3,979	3,988
Shutdown weeks	6.0	11.0	12.8	17.8
Sales (tonnes — thousands)
North America	825	736	1,654	1,468
Offshore	1,288	1,178	2,327	2,111

	2,113	1,914	3,981	3,579

Potash Net Sales
(US $ millions)
North America	$66.9	$59.0	$129.3	$115.6
Offshore	104.0	98.8	188.8	178.1

Potash Subtotal	170.9	157.8	318.1	293.7
Miscellaneous	10.2	7.1	23.6	14.9

	$181.1	$164.9	$341.7	$308.6

Potash Average Price per MT
North America	$81.06	$80.06	$78.18	$78.77
Offshore	$80.75	$83.92	$81.15	$84.39

	$80.87	$82.44	$79.92	$82.09

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	463	353	903	744
P2O5 Operating Rate	74%	57%	72%	59%
Sales (tonnes — thousands)
Fertilizer — Liquid Phosphates	170	132	345	302
Fertilizer — Solid Phosphates	354	145	588	302
Feed	206	238	439	482
Industrial	138	125	260	244

	868	640	1,632	1,330

North America sales tonnes	696	574	1,378	1,179
Offshore sales tonnes	172	66	254	151

	868	640	1,632	1,330

Phosphate Net Sales
(US $ millions)
Fertilizer — Liquid Phosphates	$37.6	$28.7	$79.6	$64.8
Fertilizer — Solid Phosphates	60.5	22.6	99.0	47.4
Feed	44.4	55.0	91.9	109.4
Industrial	45.0	40.4	84.1	79.7
Miscellaneous	2.2	2.0	3.5	3.1

	$189.7	$148.7	$358.1	$304.4

North America net sales	$161.4	$134.8	$315.8	$273.9
Offshore net sales	28.3	13.9	42.3	30.5

	$189.7	$148.7	$358.1	$304.4

Phosphate Average Price per MT
Fertilizer — Liquid Phosphates	$221.57	$216.70	$230.63	$214.83
Fertilizer — Solid Phosphates	$171.04	$156.19	$168.45	$156.88
Feed	$215.03	$231.38	$209.42	$227.09
Industrial	$325.60	$324.28	$323.40	$326.13

	$215.97	$229.43	$217.32	$226.56

North America average price per MT	$228.70	$231.41	$226.74	$229.73
Offshore average price per MT	$164.49	$212.12	$166.26	$201.87

	$215.97	$229.43	$217.32	$226.56

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2003	2002	2003	2002

Nitrogen Operating Data
Production (N Tonnes — thousands)	721	698	1,436	1,469
Average Natural Gas Cost per MMBtu	$3.32	$2.14	$3.12	$2.13
Sales (tonnes — thousands)
Manufactured Product
Ammonia	517	457	950	922
Urea	343	434	761	812
Nitrogen Solutions	243	263	436	476
Nitric Acid/Ammonium Nitrate	358	332	718	654

Manufactured Product	1,461	1,486	2,865	2,864
Purchased Product	164	87	319	234

	1,625	1,573	3,184	3,098

Fertilizer sales tonnes	791	769	1,464	1,483
Feed/Industrial sales tonnes	834	804	1,720	1,615

	1,625	1,573	3,184	3,098

Nitrogen Net Sales
(US $ millions)
Manufactured Product
Ammonia	$108.0	$57.5	$186.9	$106.1
Urea	65.6	54.6	138.6	102.3
Nitrogen Solutions	28.7	20.9	49.2	37.7
Nitric Acid/Ammonium Nitrate	41.9	30.7	81.4	63.3
Miscellaneous	4.4	5.0	8.1	9.3

Net Sales Manufactured Product	248.6	168.7	464.2	318.7
Net Sales Purchased Product	37.6	10.4	67.4	25.6

	$286.2	$179.1	$531.6	$344.3

Fertilizer net sales	$135.0	$80.0	$236.7	$149.1
Feed/Industrial net sales	151.2	99.1	294.9	195.2

	$286.2	$179.1	$531.6	$344.3

Nitrogen Average Price per MT
Ammonia	$208.86	$125.80	$196.78	$115.10
Urea	$191.14	$125.82	$182.09	$126.02
Nitrogen Solutions	$118.36	$79.44	$112.85	$79.15
Nitric Acid/Ammonium Nitrate	$117.04	$92.47	$113.37	$96.79

Manufactured Product	$167.15	$110.16	$159.20	$108.03
Purchased Product	$228.70	$119.46	$211.47	$109.39

	$173.42	$110.68	$164.42	$108.13

Fertilizer average price per MT	$170.74	$103.98	$161.71	$100.55
Feed/Industrial average price per MT	$176.02	$117.04	$166.74	$115.11

	$173.42	$110.68	$164.42	$108.13

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2003	2002	2003	2002

EBITDA	$133.1	$96.3	$216.8	$190.5

EBITDA = Earnings before interest, income taxes, depreciation and amortization.

The Company uses EBITDA as an important measure of its liquidity and performance, including its ability to service debt, meet other payment obligations and comply with certain covenants in its credit agreements. Management believes EBITDA to be an important measure as it excludes the effects of depreciation and amortization, which primarily reflect the impact of long-term investment decisions, rather than the performance of the Company’s day-to-day operations. The Company also believes that this measurement is used by certain investors and analysts to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement. Such data is included for convenience only. EBITDA is not a measure of financial performance nor does it have a standardized meaning under either Canadian GAAP or US GAAP. In evaluating EBITDA, investors should consider that the methodology applied in calculating EBITDA may differ among companies and analysts.

Reconciliation to Canadian GAAP measure:

Net Income	$29.9	$11.9	$33.1	$24.7
Income Taxes	20.0	6.7	22.1	13.8
Interest Expense	23.2	20.0	42.6	41.0
Depreciation and Amortization	60.0	57.7	119.0	111.0

EBITDA	$133.1	$96.3	$216.8	$190.5

Exchange Rate (Cdn$/US$)

	2003	2002

December 31		1.5796
June 30	1.3553	1.5187
Second-quarter average exchange rate	1.3984	1.5543

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2003	2002	2003	2002

Cash flow prior to working capital changes (1)	$119.0	$78.9	$203.8	$152.3

Changes in non-cash operating working capital
Accounts receivable	14.8	32.3	(35.5)	8.7
Inventories	(24.0)	(1.5)	(51.9)	5.4
Prepaid expenses	7.2	5.4	1.2	(2.8)
Accounts payable and accrued charges	(49.5)	(13.8)	5.2	6.8
Current income taxes	(1.7)	7.5	(13.4)	8.5
Accrued reclamation costs	0.8	(0.2)	1.1	(1.6)
Other non-current liabilities and deferred credits	0.4	0.7	0.5	0.1

Changes in non-cash operating working capital	(52.0)	30.4	(92.8)	25.1

Cash provided by operating activities	$67.0	$109.3	$111.0	$177.4

Free Cash Flow (2)	$85.6	$9.3	$145.1	$43.1
Additions to property, plant and equipment	30.9	63.4	47.9	93.5
Additions to other assets	2.5	6.2	10.8	15.7
Changes in non-cash operating working capital	(52.0)	30.4	(92.8)	25.1

Cash provided by operating activities	$67.0	$109.3	$111.0	$177.4

(1)  The Company uses cash flow prior to working capital changes as an important measure in its evaluation of liquidity. Management believes that adjusting for the swings in non-cash working capital items due to seasonality assists in long-term liquidity assessments. The Company also believes that this measurement is used by certain investors and analysts as a measure of liquidity or as a valuation measurement.

(2)  The Company uses free cash flow as an important measure in its evaluation of liquidity and financial strength. Management believes that adjusting for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and additions to other assets assists in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is used by certain investors and analysts as a measure of liquidity. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

The above data is included for convenience only. Cash flow prior to working capital changes and free cash flow are not measures of financial performance nor do they have standardized meanings under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating them may differ among companies and analysts.